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                                                                    EXHIBIT 10.5

                               HALLIBURTON COMPANY
                           TRADEMARK LICENSE AGREEMENT

     THIS AGREEMENT, effective as of April 10, 2001, by and between Halliburton Company, having a principle place of business at 3600 Lincoln Plaza, 500 N. Akard St., Dallas, Texas 75201-3391 , hereinafter referred to as "LICENSOR," and Dresser, Inc., having a principle place of business at 2601 Beltline Road, Carollton, Texas, 75006, hereinafter referred to as "LICENSEE."

     WHEREAS, LICENSOR has adopted and is using the word, "WHEATLEY" and "WHEATLEY and Design " as trademarks and service marks for a broad range of goods and services in the United States and elsewhere throughout the world (hereinafter collectively referred to as the "Marks"), and has on file with the trademark offices of various countries pending trademark and service mark applications and registrations covering the above-mentioned Marks, a listing of which is attached hereto as Appendix A; and

     WHEREAS, ASSIGNEE is acquiring the Dresser, Inc. from ASSIGNOR, pursuant to a certain Amended and Restated Agreement and Plan of Recapitalization among ASSIGNOR, ASSIGNEE and the seller named therein dated as of April 10, 2001 (the "Recapitalization Agreement"), and in connection with such acquisition would like to acquire any and all right, title and interest in and to the Marks together with the goodwill of the business symbolized thereby, subject to the Existing Licenses (as defined below), the General License (as defined below) and the Exclusive License (as defined below); and

     NOW, THEREFORE, in consideration of the mutual covenants of the parties in this Agreement and the Recapitalization Agreement, and the sum of ten dollars ($10.00) herewith paid by LICENSEE to LICENSOR, the receipt and sufficiency of which is hereby acknowledged by said LICENSOR, the parties hereby agree as follows:

                               ARTICLE 1 - LICENSE

     LICENSOR grants to LICENSEE the non-transferable right to use the Marks in the Field of Use and to use the Marks in documentation related to the Field of Use. This license is exclusive within the Field of Use. The "Field of Use" includes valves for industrial use. The foregoing conveyance is referred to herein as the "License."

     LICENSEE acknowledges that the License and any subsequent assignment is subject to license and ownership rights of other parties to the WHEATLEY marks in International Class 7 for pumps. LICENSEE consents to the use of the WHEATLEY marks by such parties within International Class 7.

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                    ARTICLE 2 - QUALITY OF GOODS AND SERVICES

     LICENSEE shall use the Marks only as described in the grant in Article 1, and only in accordance with the guidance and directions furnished to LICENSEE by LICENSOR, or its representatives or agents, but always the quality of the LICENSED GOODS AND SERVICES and the quality of the documentation shall always be satisfactory to LICENSOR or as specified by it. LICENSOR shall be the sole judge, in its commercially reasonable discretion, as to whether or not LICENSEE has met or is meeting the standards of quality so established.

                             ARTICLE 3 - INSPECTION

     LICENSEE shall permit duly authorized representatives of LICENSOR to inspect the LICENSED GOODS and the documentation during normal business hours and with at least 10 days' notice prior to any distribution of same, for the purpose of ascertaining or determining compliance with Articles 1 and 2 hereof.

                            ARTICLE 4 - USE OF MARKS

     When using the Marks under this agreement, LICENSEE undertakes to comply substantially with all laws pertaining to service marks and trademarks in force at any time in the United States and all foreign jurisdictions in which the marks are used. This provision includes compliance with marking requirements, showing that the Marks are owned by Halliburton Company.

                          ARTICLE 5 - EXTENT OF LICENSE

     The right granted in paragraph 1 hereof shall be exclusive within the Field of Use, but subject to any outstanding license agreements which LICENSOR may currently have in force with other third parties. This license is not assignable or transferable in any manner whatsoever, nor does LICENSEE have the right to grant any sub-licenses except to affiliates, unless LICENSEE has obtained prior written consent of LICENSOR.

                                    ARTICLE 6
            NEW APPLICATIONS AND AMENDMENT OF EXISTING REGISTRATIONS

     (a) Prior to the Effective Date, LICENSOR owned title to registrations for the marks for pumps in International Class 7 and valves in International Class 9. LICENSOR agrees to use commercially reasonable efforts to file and prosecute trademark applications in the United States of America and in the CTM office of the European Community for: "WHEATLEY" and "WHEATLEY" (Stylized) for valves in International Class 9.

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     (b) LICENSEE consents to the filing of the above applications recited in paragraph (a).

     (c) LICENSOR agrees that upon registration of the WHEATLEY mark for valves in International Class 9, it will assign the rights in and to such mark, along with the related goodwill, to LICENSEE. Following such assignment, all obligations of LICENSOR to LICENSEE, including the License, shall terminate.

     (d) After termination of this License, LICENSOR consents to the ownership and filing of future applications by LICENSEE of marks incorporating the term "WHEATLEY" within the Field of Use only.

     (e) LICENSEE agrees that it will not file any applications for registration of any marks incorporating the term "WHEATLEY" for use on any goods or services other than within the Field of Use. This clause shall survive the termination of this License.

                             ARTICLE 7 -- ASSIGNMENT

     As set forth in Article 6, LICENSOR agrees to assign the newly filed U.S. and CTM Registrations for Class 9 valves to Licensee, contingent upon issuance of a registration and the filing and acceptance of a Section 8 and 15 Affidavit of Continuous Usage by the U.S. Patent and Trademark Office for the U.S. applications identified in paragraph 6(a).

               ARTICLE 8 - INDEMNITY AND DISCLAIMER OF WARRANTIES

     LICENSOR assumes no liability to LICENSEE or to third parties with the performance characteristics of the services or goods rendered by LICENSEE. Furthermore, LICENSEE shall indemnify LICENSOR against damages, costs and losses incurred as a result of claims of third parties against LICENSOR involving the marketing or sale of LICENSEE's goods or services, including, but not limited to, liability for any claim of third parties relating to trademark, patent, copyright, or trade secret infringement by LICENSEE or in connection with LICENSEE's goods or services.

                            ARTICLE 9 -- TERMINATION

     Except as otherwise provided, herein, this agreement shall remain in full force and effect. If LICENSEE makes any assignments of assets or business for the benefit of creditors, or a trustee or receiver is appointed to conduct its business or affairs or it is adjudged in any legal proceeding to be either a voluntary or involuntary bankruptcy, the rights granted herein shall forthwith cease and terminate without any prior written notice or legal action by LICENSOR. If LICENSEE materially breaches this agreement, such as by using the Marks outside the granted scope of this license, LICENSOR may cancel the License immediately. Upon assignment of the WHEATLEY mark in International Class 9 to LICENSEE in accordance with Articles 6 and 7, this Agreement will terminate.

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                         ARTICLE 10 - OWNERSHIP OF MARKS

     LICENSEE and all parties to this agreement acknowledge LICENSOR's exclusive right, title in and to the Marks and any registrations that have issued or may issue thereon, and will not at any time due or cause to be done in the act or thing contesting or in any way impairing or tending to impair part of such right, title and interest. In connection with its use of the Marks, neither LICENSEE nor any other party hereto shall in any manner represent that he or it has any ownership in the Marks or registrations thereof, and all parties acknowledge that use of the Marks shall inure to the benefit of LICENSOR. On termination of this agreement in any manner provided herein, LICENSEE will cease and desist from all use of the Marks in any way and will deliver up to LICENSOR, or its duly authorized representatives, all material and papers upon which the Marks appear; and furthermore, LICENSEE will not at any time adopt or use without LICENSOR's prior written consent, any word or mark which is likely to be similar to or confusing with the Marks.

     LICENSEE shall take all reasonable steps to promptly advise LICENSOR of any infringement or apparent infringement as soon as it becomes known to LICENSEE. LICENSOR shall have sole control to take proceedings, as it deems appropriate, for infringement of the Marks, and LICENSEE shall cooperate fully, at LICENSOR'S expense, with LICENSOR in respect of any such proceedings.

                           ARTICLE 11 - MISCELLANEOUS

     Any notices required or permitted to be given under this agreement shall be deemed sufficiently given if mailed by registered mail, postage prepaid, addressed to the party to be notified at its address shown below, or at such other address as may be furnished in writing to the notifying party.

     Governing Law. This Agreement shall be construed (both as to validity and performance) and enforced in accordance with, and governed by, the laws of the State of Texas applicable to agreements made and to be performed wholly within such jurisdiction. Any judicial proceeding brought against either of the parties hereto with respect to this Agreement shall be brought in the United States federal court for the Southern District of Texas irrespective of where such party may be located at the time of such proceeding, and by execution and delivery of this Agreement, each of the parties hereto hereby consents to the exclusive jurisdiction of such court and waives any defense or opposition to such jurisdiction.

     Arbitration. Any dispute relating to this Agreement shall be resolved by binding arbitration under the Commercial Arbitration Rules (the "AAA Rules") of the American Arbitration Association (the "AAA"). This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-14. The parties hereto agree that, pursuant to Section 9 of the Federal Arbitration Act, a

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     judgment of a United States District Court of competent jurisdiction shall be entered upon the award made pursuant to the arbitration. Three arbitrators, who shall have the authority to allocate the costs of any arbitration initiated under this paragraph, shall be selected in accordance with the following sentence within ten (10) days of the submission to the AAA of the response to the statement of claim or the date on which any such response is due, whichever is earlier. The selection shall be made as follows: one by the LICENSOR, one by the LICENSEE and one by the two so selected, provided, however, that only the third arbitrator shall be required to be neutral. The arbitrators shall conduct the arbitration in accordance with the Federal Rules of Evidence. The arbitrators shall decide the amount and extent of pre-hearing discovery which is appropriate. The arbitrators shall have the power to enter any award of monetary or injunctive relief (including the power to issue permanent injunctive relief and also the power to reconsider any prior request for immediate injunctive relief by either of the parties and any order as to immediate injunctive relief previously granted or denied by a court in response to a request therefor by either of the parties), including the power to render an award as provided in Rule 43 of the AAA Rules; provided, however, that the arbitrators shall not have the power to award punitive or consequential damages under any circumstances (whether styled as punitive, exemplary, or treble damages, or any penalty or punitive type of damages) regardless of whether such damages may be available under applicable Law, the parties hereby waiving their rights, if any, to recover any such damages, whether in arbitration or litigation. The arbitrators shall award the prevailing party its costs and reasonable attorney's fees, and the losing party shall bear the entire cost of the arbitration, including the arbitrators' fees. The arbitration award may be enforced in any court having jurisdiction over the parties and the subject matter of the arbitration. The arbitration shall be held in Houston, Texas.

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     IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their duly authorized officers on the respective dates and at the respective places hereinafter set forth.

LICENSOR                                LICENSEE
Halliburton Company                     Dresser, Inc.
3600 Lincoln Plaza                      2601 Beltline Road
500 N. Akard St.                        Carrollton, TX 75006
Dallas, TX 75201-3391                   (972) 417-1400 (Ph)
(214) 978-2600 (Ph)                     (972) 478-5088 (Fax)
(214) 978-2611 (Fax)


By:   /s/ DAVID A. REAMER               By:   /s/ FRANK P. PITTMAN
     --------------------------------        -----------------------------------

      David A. Reamer                    Frank P. Pittman
     --------------------------------   ----------------------------------------
     Typed or Printed Name              Typed or Printed Name

Title:  Sr. Vice President              Title:  Vice President
       ------------------------------          ---------------------------------

Date:   10 April 2001                   Date:
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